Exhibit 99.1

PRESSRELEASE

                                                            www.caldive.com

Cal Dive International, Inc.  ·  400 N. Sam Houston Parkway E., Suite 400  ·  Houston, TX 77060-3500  ·  281-618-0400  ·  fax: 281-618-0505

For Immediate Release	05-002

	Contact:	Wade Pursell
Date: March 1, 2005	Title:	Chief Financial Officer

Cal Dive Reports Another Quarterly Earnings Record

HOUSTON, TX – Cal Dive International, Inc. (Nasdaq: CDIS) reported fourth quarter net income of $25.3 million or $0.65 per diluted share, after pre-tax charges of $3.9 million, or $0.06 per diluted share, associated with marine asset value impairments. Net income, before charges, increased by 22% sequentially and by 213% compared with the prior year quarter.

Summary of Results

(in thousands, except per share amounts and percentages)

	Fourth Quarter		Third Quarter	Year Ending
	2004	2003	2004	2004	2003
Revenues	$162,990	$101,675	$131,987	$543,392	$396,269
Gross Profit	53,030	24,685	45,726	171,912	92,083
	33%	24%	35%	32%	23%
Net Income	25,269	8,884	22,794	79,916	32,771
	16%	9%	17%	15%	8%
Diluted Earnings Per Share	0.65	0.23	0.59	2.06	0.87

Owen Kratz, Chairman and Chief Executive Officer of Cal Dive, stated, “This was our third consecutive quarter of record earnings, which capped a memorable year of performance and profitability. Our people worked tirelessly and diligently to achieve optimum results. Return on capital (tax effected earnings before net interest expense divided by average debt and equity) of 14% and EBITDA margins of 44% are just two measures of our success throughout the year.

“At the start of 2005 we are witnessing clearly improving market conditions for our Marine Contracting services and strong contribution from our Oil and Gas Production division. Additionally, we expect a ramp up in contribution from our Production Facilities business in the second half of 2005.”

Financial Highlights

•	Revenues: The $61.3 million increase in year-over-year fourth quarter revenues reflects not only higher oil and gas production and increases in commodity prices but also a significant improvement in Marine Contracting revenues driven by Hurricane Ivan work and improved market conditions.

•	Margins: 33% was nine points better than the year-ago quarter due primarily to the increased commodity prices. Marine Contracting margins were higher as a result of improved utilization and rates, but were offset by marine asset value impairment charges. During Q4, we decided to sell the Merlin and accordingly wrote down her book value to expected sales price. In addition, book values for two shelf assets were deemed impaired and written down to realizable value. Total pre-tax charges were $3.9 million.

•	SG&A: $14.1 million increased $4.4 million from the same period a year ago due primarily to our incentive compensation programs and related improved financial results. With this increase, SG&A was 9% of fourth quarter revenues, compared to 10% a year ago.

•	Equity in Earnings: $3.6 million reflects our share of Deepwater Gateway, L.L.C.’s earnings for the quarter. This reflects a 16% increase over the third quarter as production at the Marco Polo facility began to ramp up.

•	Debt: EBITDA of $71.8 million for the quarter enabled us to reduce total debt to $149 million and increase unrestricted cash to $91 million as of year-end. This represents a debt to book capitalization ratio of 22% and a net debt (total debt less unrestricted cash) to book capitalization ratio of 10%.

Further details are provided in the presentation for Cal Dive’s quarterly conference call (see the Investor Relations page of www.caldive.com). The call, scheduled for 9:00 a.m. Central Standard Time on Wednesday, March 2, 2005, will be webcast live. A replay will be available from the Audio Archives page.

Cal Dive International, Inc., headquartered in Houston, Texas, is an energy service company which provides alternate solutions to the oil and gas industry worldwide for marginal field development, alternative development plans, field life extension and abandonment, with service lines including marine diving services, robotics, well operations, facilities ownership and oil and gas production.

This press release and attached presentation contain forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to services; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; as described from time to time in our reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ending December 31, 2003. We assume no obligation and do not intend to update these forward-looking statements.

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months		Twelve Months
	Ended Dec. 31,		Ended Dec. 31,
(000’s omitted, except per share data)	2004	2003	2004	2003
		(unaudited)
Net Revenues	$162,990	$101,675	$543,392	$396,269
Cost of Sales	109,960	76,990	371,480	304,186

Gross Profit	53,030	24,685	171,912	92,083
Selling and Administrative	14,135	9,721	48,881	35,922

Income from Operations	38,895	14,964	123,031	56,161
Equity in Earnings (Losses) of Deepwater Gateway, L.L.C.	3,555	20	7,927	(87)
Interest Expense, net & Other	1,631	477	5,265	3,403

Income Before Income Taxes	40,819	14,507	125,693	52,671
Income Tax Provision	14,548	5,254	43,034	18,993

Income Before Change in Accounting Principle	26,271	9,253	82,659	33,678
Cumulative Effect of Change in Accounting Principle, net	—	—	—	530

Net Income	26,271	9,253	82,659	34,208
Preferred Stock Dividends and Accretion	1,002	369	2,743	1,437

Net Income Applicable to Common Shareholders	$25,269	$8,884	$79,916	$32,771

Other Financial Data:
Income from Operations	$38,895	$14,964	$123,031	$56,161
Equity in Earnings (Losses) of Deepwater Gateway, L.L.C.	3,555	20	7,927	(87)
Depreciation and Amortization:
Marine Contracting	12,397	8,531	39,259	32,902
Oil and Gas Production	16,963	12,441	69,046	37,891

EBITDA (1)	$71,810	$35,956	$239,263	$126,867

Weighted Avg. Shares Outstanding:
Basic	38,395	37,836	38,204	37,740
Diluted	39,615	37,933	39,531	37,844

Earnings Per Share:
Basic	$0.66	$0.23	$2.09	$0.87
Diluted	$0.65	$0.23	$2.06	$0.87

(1)	The Company calculates EBITDA as earnings before net interest expense, taxes, depreciation and amortization (which includes non-cash asset impairments). EBITDA and EBITDA margin (defined as EBITDA divided by net revenue) are supplemental non-GAAP financial measurements used by CDI and investors in the marine construction industry in the evaluation of its business due to the measurements being similar to income from operations.

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS’ EQUITY
(000’s omitted)	Dec. 31, 2004	Dec. 31, 2003		Dec. 31, 2004	Dec. 31, 2003

	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents	$91,142	$8,811	Accounts payable	$56,047	$50,897
Accounts receivable	114,709	96,607	Accrued liabilities	75,502	36,850
Other current assets	48,110	25,232	Current mat of L-T debt	9,613	16,199

Total Current Assets	253,961	130,650	Total Current Liabilities	141,162	103,946
Net Property & Equipment:			Long-term debt	138,947	206,632
Marine Contracting	411,596	420,834	Deferred income taxes	133,777	89,274
Oil and Gas Production	172,821	197,969	Decommissioning liabilities	79,490	75,269
Investments in Production Facilities	67,192	34,517	Other long term liabilities	5,090	2,042
Goodwill	84,193	81,877	Convertible preferred stock	55,000	24,538
Other assets, net	48,995	16,995	Shareholders’ equity	485,292	381,141

Total Assets	$1,038,758	$882,842	Total Liabilities & Equity	$1,038,758	$882,842